Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 12/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2004.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
03/02/2004	$4,442	Clipper Receivables Comp	1.0400%	05/13/2004
03/12/2004	6,625	Amstel Funding Corp.	1.0400	04/15/2004
03/15/2004	12,000	Apreco, LLC	1.0400	05/17/2004
03/18/2004	5,000	Apreco, LLC	1.0300	04/30/2004
05/12/2004	2,737	Clipper Receivables Comp	1.0700	07/07/2004
05/17/2004	5,018	Barton Capital Corporation	1.0500	06/08/2004
05/19/2004	10,000	Clipper Receivables Comp	1.1000	07/12/2004
05/20/2004	1,028	Thunder Bay Funding	1.0400	06/02/2004
06/04/2004	9,291	Edison Asset Securitiz	6.6500	11/01/2004
07/20/2004	6,000	Kitty Hawk Funding Corp	6.5100	10/19/2004
08/03/2004	7,000	Greyhawk Funding LLC	1.4918	09/02/2004
10/12/2004	7,215	Amsterdam Funding Corp.	1.7800	11/09/2004
10/13/2004	5,000	Greyhawk Funding LLC	1.8000	11/12/2004
11/10/2004	1,793	DNB NOR BANK ASA	2.0400	12/09/2004
11/15/2004	3,853	Falcon Asset Securitizti	2.0500	12/15/2004
12/16/2004	10,000	Clipper Receivables Comp	2.3500	01/28/2005